As filed with the Securities and Exchange Commission on August 23, 2002

                                                           File No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                                      Wyeth
             (Exact name of registrant as specified in its charter)
                            ------------------------
                               Delaware 13-2526821
        (State or other jurisdiction (I.R.S. Employer Identification No.)
                        of incorporation or organization)

                  Five Giralda Farms, Madison, New Jersey 07940
               (Address of Principal Executive Offices) (Zip Code)

                                      Wyeth
                            2002 Stock Incentive Plan
                            (Full title of the Plan)

                              Louis L. Hoynes, Jr.
                  Executive Vice President and General Counsel
                               Jeffrey S. Sherman
                  Vice President and Associate General Counsel
                                      Wyeth
                               Five Giralda Farms
                            Madison, New Jersey 07940
                                 (973) 660-5000
 (Name, address and telephone number, including area code, of agent for service)


                              CALCULATION OF REGISTRATION FEE

                                                Proposed             Proposed            Amount
                        Amount                   Maximum             Maximum            of Regis-
Title of Securities      to be                Offering Price         Aggregate          tration
To be Registered       Registered              per Share (1)         Offering           Fee (1)
                                                                      Price (1)

Common Stock,          65,000,000               $41.49             $2,696,850,000       $248,110
Par Value $.33-1/3


(1) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average high and low prices of the registrant's Common Stock as reported on the New York Stock Exchange on August 21, 2002.

Part I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

Not required to be filed with this Registration Statement.

Item 2.           Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II.          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Wyeth (the "Corporation") (File No. 1-1225) are incorporated herein by reference:

(a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(b) The Corporation's Current Reports on Form 8-K filed on January 8, 2002, March 11, 2002, March 13, 2002, March 18, 2002, July 29, 2002 and August 8,
2002.

(c) The Corporation's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002 and June 30, 2002.

(d) The description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 10/A dated and filed on July 4, 1998.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

The consolidated financial statements of the Corporation and subsidiary companies as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this registration statement in reliance upon the authority of said firm as experts in giving said reports.

                                      II-1

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law and the Restated Certificate of Incorporation of the Corporation contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings under the Securities Act of 1933, as amended (the "1933 Act") and the 1934 Act.

The Corporation provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability and loss under certain circumstances which may include liability or related loss under the 1933 Act and the 1934 Act.

Item 7.           Not Applicable.

Item 8.           Exhibits

See Index to Exhibits on page II-6.

After reasonable efforts, the Company has not been able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference into this Registration Statement of its report covering the Company's financial statements for the year ended December 31, 2001. The Company has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance on Rule 437a promulgated under the 1933 Act. Since the Company has not been able to obtain the written consent of Arthur Andersen LLP, shareholders will not be able to recover against Arthur Andersen LLP under Section 11 of the 1933 Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 9. Undertakings

A.       Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the 1933 Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                      II-2

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Filing of Registration Statement on Form S-8

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison and State of New Jersey, on this 23rd day of August, 2002.

                                    WYETH
                                    (Registrant)

                                    By: /s/ Kenneth J. Martin
                                        (Kenneth J. Martin
                                        Executive Vice President and
                                        Chief Financial Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                    Date

/s/ John R. Stafford                        Chairman of the Board and                August 23, 2002
(John R. Stafford)                          Director

/s/ Robert Essner                           President and Chief Executive            August 23, 2002
(Robert Essner)                             Officer and Director

/s/ Kenneth J. Martin                       Executive Vice President and             August 23, 2002
(Kenneth J. Martin)                         Chief Financial Officer -
                                            Principal Financial Officer

/s/ Paul J. Jones                           Vice President and Comptroller -         August 23, 2002
(Paul J. Jones)                             Principal Accounting Officer

/s/ Clifford L. Alexander, Jr.              Director                                 August 23, 2002
(Clifford L. Alexander, Jr.)

/s/ Frank A. Bennack, Jr.                   Director                                 August 23, 2002
(Frank A. Bennack, Jr.)


                                      II-4



/s/ Richard L. Carrion                      Director                                 August 23, 2002
(Richard L. Carrion)

John D. Feerick                             Director                                 August 23, 2002
(John D. Feerick)

/s/ John P. Mascotte                        Director                                 August 23, 2002
(John P. Mascotte)

/s/ Mary Lake Polan                         Director                                 August 23, 2002
(Mary Lake Polan, M.D.,
Ph.D, M.P.H.)

/s/ Ivan G. Seidenberg                      Director                                 August 23, 2002
(Ivan G. Seidenberg)

/s/ Walter V. Shipley                       Director                                 August 23, 2002
(Walter V. Shipley)

/s/ John R. Torell III                      Director                                 August 23, 2002
(John R. Torell III)


                                INDEX TO EXHIBITS



Exhibit
Number      Exhibit


3.1 Restated Certificate of Incorporation of the Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-K for the year ended December 31, 2001.

3.2       By-laws  of the  Corporation,  incorporated  herein  by  reference  to
          Exhibit 3.2 of the Registrant's Form 10-K for the year ended December 31, 2001.

10.1 2002 Stock Incentive Plan, incorporated by reference to Exhibit C of the Registrant's definitive Proxy Statement, filed March 20, 2002.



                                      II-6